UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2007

EXTERRAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33666 (Commission File Number)	74-3204509 (IRS Employer Identification No.)

4444 Brittmoore Road, Houston, Texas (Address of principal executive offices)	77041 (Zip Code)
Registrant’s telephone number, including area code: (713) 335-7000
N/A
(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
SIGNATURE

     Item 1.02 Termination of a Material Definitive Agreement.
     On September 17, 2007, Hanover Equipment Trust 2001A, a special purpose Delaware business trust (the “2001A Trust”), redeemed all $133 million of its outstanding 8.5% Senior Secured Notes due 2008 (the “2001A Notes”), and Hanover Equipment Trust 2001B, a special purpose Delaware business trust (the “2001B Trust”), redeemed all $250 million of its outstanding 8.75% Senior Secured Notes due 2011 (the “2001B Notes”).
     The 2001A Notes were redeemed at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The 2001B Notes were redeemed at a redemption price of 102.917% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The indentures pursuant to which the 2001A Notes and the 2001B Notes were issued were satisfied and discharged on that date, and all of the 2001A Notes and 2001B Notes previously authenticated and issued were delivered to the respective trustees and canceled.
     In connection with the satisfaction and discharge of the indentures pursuant to which the 2001A Notes and 2001B Notes were issued, the following related agreements are no longer of force or effect:
•	Leases between the respective trusts and Exterran Energy Solutions, L.P. (formerly Hanover Compression Limited Partnership) (“EESLP”);

•	Guarantees made by Hanover Compressor Company, EESLP and certain subsidiaries;

•	Participation agreements among EESLP, the respective trusts, Wilmington Trust Company, as trustee of the trusts, General Electric Capital Corporation, U.S. Bank Trust National Association, as indenture trustee and collateral agent, and Hanover Compressor Company and certain subsidiaries;

•	Security agreements made by the respective trusts in favor of U.S. Bank Trust National Association as collateral agent; and

•	Assignments of leases, rents and guarantee from the respective trusts to U.S. Bank Trust National Association.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.
Date: September 21, 2007	By:	/s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President and Chief Financial Officer